Exhibit 8.1

August [*], 2026

Miluna Acquisition Corp

Ladies and Gentlemen:

We have acted as counsel to Miluna Acquisition Corp, a Cayman Islands exempted company (“SPAC”), in connection with the registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission on the date hereof (the “Registration Statement”) including the proxy statement/prospectus forming a part thereof (the “Proxy Statement/Prospectus”), and the business combination agreement (the “Merger Agreement”), dated as of April 23, 2026, by and among SPAC, Kukugan Invest, a Cayman Islands exempted company (“Kukugan”), and CADV Venture S.A., a Polish company, a wholly owned subsidiary of Kukugan (“CADV”), pursuant to which the following will occur: Kukugan will merge with and into the SPAC, with the SPAC continuing as the surviving company, as a result of which CADV shall become a wholly-owned subsidiary of the surviving company (the “Merger” or the “Business Combination,” and the effective time of the Merger, the “Effective Time”). Following the Effective Time, SPAC will be renamed Kukugan Corp and is referred to herein as “PubCo.” The transactions contemplated by the Merger Agreement are referred to herein as the “Transactions.” This opinion is being delivered in connection with the Registration Statement and the Proxy Statement/Prospectus, pursuant to the section “Tax Consequences of the Merger to U.S. Holders” in the Registration Statement concerning certain U.S. federal income tax matters. All section references, unless otherwise indicated, are to the United States Internal Revenue Code of 1986, as amended (the “Code”). Capitalized terms not defined herein have the meanings set forth in the Registration Statement.

In preparing this opinion letter, we have examined and relied upon the Merger Agreement, including the exhibits thereto, the Registration Statement and the Proxy Statement/Prospectus, and such other documents as we have deemed necessary or appropriate in order to enable us to render this opinion. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

In rendering this opinion, we have relied upon the statements, representations, warranties and covenants of officers and other representatives of SPAC, and we have assumed that such statements, representations, warranties and covenants, including those set forth in the Registration Statement, are and will continue to be true, correct and complete (and, to the extent relevant, complied with) through the Effective Time without regard to any qualification as to knowledge, belief, intent, or otherwise.

In rendering this opinion, we have assumed, without any independent investigation or verification thereof, that (i) the Business Combination described in the Merger Agreement will be consummated in accordance with the description in the Merger Agreement and will be effective under applicable law, and that none of the terms or conditions contained therein will be waived or modified; (ii) the Merger Agreement, Registration Statement, and the Proxy Statement/Prospectus are true, correct and complete in all material respects and will continue to be true, complete, and correct in all respects at all times up to and including the completion of the Business Combination; and (iii) any representation in any of the documents referred to herein that is made “to the best of the knowledge and belief” (or similar qualification) of any person or party is true, correct and complete without such qualification; and that, as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement, there is no such plan, intention, understanding or agreement. Any inaccuracy in, or breach of, any of the aforementioned statements, representations or assumptions could adversely affect our opinion.

Based upon and subject to the foregoing, and subject to the qualifications, assumptions and limitations contained herein and in the Registration Statement, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, it is our opinion, under presently applicable U.S. federal income tax law, that the statements in the Registration Statement set forth in the section “Tax Consequences of the Merger to U.S. Holders” to the extent that they constitute matters of U.S. federal income tax law or legal conclusions with respect thereto, are our opinion and are accurate in all material respects, and the Merger should qualify as a “reorganization” within the meaning of 368(a) of the Code.

This opinion is limited to the federal income tax laws of the United States and does not purport to discuss the consequences or effectiveness of the Merger under the law of any other jurisdiction. This opinion is based upon the existing provisions of the Code, Treasury Regulations promulgated thereunder, published revenue rulings and procedures from the United States Internal Revenue Service (“IRS”) and judicial decisions, all as in effect on the date hereof. Any such authority is subject to change, and any change may be retroactive in effect and may affect our opinion as set forth herein. Our opinion is based on the facts, assumptions and representations set forth in the Registration Statement and this opinion. If any of the facts, assumptions or representations are not true, correct or complete, our opinion may not be applicable. We undertake no responsibility to update this opinion or to advise you of any developments or changes as a result of a change in legal authority, fact, representation, assumption or document, or any inaccuracy in any fact, representation or assumption, upon which this opinion is based, or otherwise. Our opinion is not binding on the IRS or a court. The IRS may disagree with one or more of our conclusions, and a court may sustain the IRS’s position.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

No opinion is expressed as to any matter not discussed herein.

Very truly yours,

Hunter Taubman Fischer & Li LLC